Exhibit 10.19

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of this 17th day of September, 2010 (and shall be effective as of the Effective Date (as defined in Section 8(a) herein)) by and between:

I.

KSNET, INC., a corporation organized and existing under the laws of the Republic of Korea (“Korea”), with its registered office at SeongBo Building, 2nd Floor, 169-10 Samsung-Dong, Gangnam-Gu, Seoul, 135-090 Korea (the “Company”): and

II.	PHIL-HYUN OH, a natural person residing at XXX whose personal identification number is xxxxxx-xxxxxxx (the “Executive”).

WITNESSETH:

WHEREAS, the Company wishes to appoint the Executive as the representative director of the Company and the Executive wishes to accept such appointment on the terms and conditions set forth hereinafter; and

WHEREAS, the Company and the Executive desire to enter into this Agreement to set forth their understanding with respect to the terms and conditions of the appointment of the Executive.

NOW, THEREFORE, in consideration of the mutual promises, undertakings and covenants set forth hereinafter, the parties hereto mutually agree as follows:

1.

Appointment. The Company hereby agrees to appoint the Executive as the representative director of the Company and the Executive hereby agrees to accept such appointment to perform the functions and carry out the duties and responsibilities set forth hereinafter as the representative director of the Company on the terms and conditions set forth in this Agreement.

2.	Duties and Responsibilities.

(a)

As the representative director, the Executive shall have the power, authority and responsibility delegated to the Executive by the board of directors of the Company (the “Board of Directors”) and as provided for in the articles of incorporation of the Company (the “Articles of Incorporation”) and the Korean Commercial Code (collectively, the “General Services”). In this regard, it is hereby acknowledged and agreed that the Executive shall be entitled to communicate with and shall rely upon the advice, direction and instructions of the Board of Directors in order to initiate, coordinate and implement the General Services as contemplated herein, subject, at all times, to the final direction and supervision of the Board of Directors.

(b)

Without limiting in any manner the generality of the General Services, the Executive shall perform the General Services faithfully, diligently, to the best of the Executive’s ability, and in the best interest of the Company, consistent with the Executive’s position as the representative director of Company, and will devote and prioritize his full working time and use his best efforts for the Company in that regard.

(c)

The Executive hereby acknowledges and agrees to abide by the rules, regulations, instructions, personnel practices, policies and procedures of each of the Company and Net 1 UEPS Technologies, Inc. (“Net l”), and any changes thereto which may be adopted from time to time as such rules, regulations, instructions, personnel practices, policies and procedures may be applied to the Executive as the representative director of the Company.

3.

Direction. The Executive shall at all times be subject to and act in accordance with the Articles of Incorporation and the rules, regulations and instructions issued or approved from time to time by the Board of Directors, as well as the Korean Commercial Code.

4.

Compensation. As the representative director of the Company, the Executive shall receive compensation, benefits and allowances for services rendered to the Company as set forth below. No other compensation, other than those specifically mentioned in this Agreement, shall be paid to the Executive in relation to his position as the representative director of the Company. The Company shall pay to the Executive all of the compensation described herein in compliance with the Korean Commercial Code and the Articles of Incorporation, subject to regular and customary deductions and tax withholdings as required by applicable laws and regulations.

(a)

Base Salary. The Executive shall be compensated at the rate of KRW 375 million per year (the “Base Salary”), in twelve (12) equal monthly installments to be paid in arrears on the same day of each month on which the other executives of the Company receive their compensation.

(b)

Bonus. For each of the fiscal years of the Company ending June 30, 2011, June 30, 2012, June 30, 2013 and June 30, 2014, the Company shall grant to the Executive an annual bonus (the “Bonus”) composed of the Conditional Guaranteed Bonus and the Conditional Incremental Bonus. With respect to the 2010 fiscal year only (ending on December 31, 2010), the Executive shall be granted a bonus in accordance with the provisions set forth in Exhibit 1 attached hereto. With respect to the fiscal year ending June 30, 2011, the Executive shall be entitled to a Bonus calculated in accordance with this Section 4(b), which calculation shall be made as if the Executive was fully employed with the Company during the entirety of such fiscal year (which calculation shall include a reasonable extrapolation of the Operating Profit and Operating Profit Growth Multiple applicable to such fiscal year), then pro-rated based on the period of time actually served by the Executive at the Company during such fiscal year. Notwithstanding anything contained herein to the contrary, no annual Bonus paid hereunder shall exceed 125% of the Executive’s Base Salary.

i.

“Conditional Guaranteed Bonus” shall mean, with respect to any fiscal year, that certain bonus amount equal to KRW 200 million, which amount shall be paid to the Executive if and only if the Operating Profit for such fiscal year is equal to or greater than the Operating Profit of the immediately preceding fiscal year. For the avoidance of doubt, if the Operating Profit for a given fiscal year is less than the Operating Profit of the immediately preceding fiscal year, the Executive will not receive a Conditional Guaranteed Bonus for such fiscal year. When referring to the fiscal year ended June 30, 2011, “fiscal year” as used in this paragraph (i) shall refer to the six (6) month period from January 1, 2011 to June 30, 2011, and “immediately preceding fiscal year” shall refer to the six (6) month period from January 1, 2010 to June 30, 2010.

ii.

“Conditional Incremental Bonus” shall mean, with respect to any fiscal year, an additional bonus amount equal to 2.72% of the Executive’s Base Salary multiplied by the Operating Profit Growth Multiple,

iii.

“Operating Profit Growth Multiple” shall mean, with respect to any fiscal year, the amount (expressed in percentage terms), if any, beyond which the Operating Profit in such fiscal year exceeded the Operating Profit of the immediately preceding fiscal year by 15%. The Operating Profit Growth Multiple shall only be calculated in whole percentages, with any fraction of a percent rounded down for purposes of calculating the Operating Profit Growth Multiple. When referring to the fiscal year ended June 30, 2011, “fiscal year” as used in this paragraph (iii) shall refer to the six (6) month period from January 1, 2011 to June 30, 2011, and “immediately preceding fiscal year” shall refer to the six (6) month period from January 1, 2010 to June 30, 2010.

iv.	“Operating Profit” shall mean, with respect to the Company, net income before interest, taxation and the Bonus.

(c)

Stock Grant. The Company shall cause Net 1 UEPS Technologies, Inc. (“Net I”) to grant to the Executive, effective as of the Effective Date, 60,000 restricted shares of common stock, par value $0.001 per share of Net 1 UEPS Technologies, Inc. (the “Grant Shares”) upon the terms and conditions set forth in the Net 1 UEPS Technologies, Inc. Restricted Stock Agreement for Non-U.S. Employees and the Amended and Restated 2004 Stock Incentive Plan of Net 1 UEPS Technologies, Inc. attached hereto as Exhibit 2 (collectively, the “Plan”). For the purposes of this Agreement and the Plan, the vesting date for the Grant Shares will be June 30, 2014, unless the Executive fails to receives a Conditional Incremental Bonus pursuant to the terms of this Agreement for each of the fiscal years ending June 30, 2011, June 30, 2012, June 30, 2013 and June 30, 2014, in which event the Grant Shares shall not vest.

(d)

Additional Benefits. To the extent permitted by applicable law, the Executive (and where applicable, his plan-eligible dependents) will be eligible to participate in the following benefits maintained by the Company for the benefit of its executive officers, subject in any event to the eligibility requirements and other terms and conditions to those plans and programs:

i.

Health Insurance - The Executive shall be entitled to participate in the national health insurance in accordance with the applicable laws, rules and regulations, and shall be reimbursed for annual physical examinations for the Executive and his spouse.

ii.	National Pension - The Executive shall be entitled to participate in the national pension plan in accordance with the applicable laws, rules and regulations

iii.	Car Use - The Executive shall be entitled to the use of a Company car and driver for business and reasonable personal use in accordance with the Company’s policy.

iv.

Mobile Phone - The Executive will receive a mobile phone and reimbursement of expenses associated with the use of the phone for business and reasonable personal use in accordance with the Company’s policy.

(e)

Vacation. The Executive shall be entitled to take twenty-one (21) days of paid vacation during each twelve (12) months of the Executive’s service term hereunder, and which vacation may be taken on dates to be selected by mutual agreement of the Board of Directors and the Executive, consistent with the requirements of his services. Such vacation days are not cumulative and as a result, the unused vacation days in a given year will not be carried over to subsequent years nor will they be compensated for by the Company to the Executive.

(f)

Reimbursement of Business Expenses. The Company agrees to reimburse the Executive for reasonable business-related expenses incurred in the performance of the General Services in accordance with the Company’s rules and regulations.

5.	Severance Payment. Upon the termination of this Agreement, the Executive shall be entitled to receive a severance payment in accordance with the Company’s rules and regulations.

6.

Working Hours. The Executive is required to work during the Company’s normal working hours. In addition, the Executive may work additional hours, including hours on weekends and/or during public holidays, whenever it is necessary to carry out the General Services. The Executive, however, will not be entitled to overtime compensation or allowance.

7.

Place of Work. The Executive’s normal place of work will be in the offices of the Company located in Seoul, Korea; provided however, that the Executive may be required to travel temporarily to other locations in connection with the Company’s business.

Furthermore, the Executive understands and agrees that his place of work may be changed by the Company from time to time according to the Company’s business needs.

8.	Term of Agreement; Termination.

(a)

This Agreement shall be effective (the “Effective Date”) as of the date of closing under that certain Share Purchase Agreement dated as of September 14, 2010 by and among Payment Services Asia LLC and H&Q NPA VAN Investment, Ltd, as sellers, and Net 1, as purchaser, and continue in full force and effect until June 30, 2014, which shall be the Executive’s term of office as the representative director of the Company.

(b)

The Company may remove the Executive from his position as the representative director of the Company with or without “justifiable cause” at a meeting of the board of directors or shareholders, as applicable, of the Company prior to the expiration of his then current term of office as provided for under the Korean Commercial Code, in which case this Agreement shall terminate immediately upon written notice thereof. For purposes of this Article 8, the term “justifiable cause” shall include any of the following circumstances, as well as any other circumstances permitted under applicable law:

	i.	The Executive has breached the provisions on non-competition or confidentiality of this Agreement;

	ii.	The Executive has taken actions that are likely to result in a material loss of or harm to the business, reputation or goodwill of the Company;

	iii.	The Executive has misappropriated funds or assets of the Company;

	iv.	The Executive has concealed from or falsely disclosed to the Company his name, age, education, experience, or other personal information;

	v.	The Executive has failed to show performance results or job capacity;

	vi.	The Executive has committed a crime or offense which will adversely affect the interest or reputation of the Company; or

	vii.	The Executive has committed gross negligence, willful misconduct or any violation of laws in performance of his duties.

(c)

In the event the Executive is removed from office as a director of the Company without justifiable cause by a special resolution of the shareholders of the Company and this Agreement is terminated as a result thereof, the Executive shall be entitled to receive the amounts of Base Salary and the Bonus (if any) that would have been due and payable to the Executive if the Executive was fully employed with the Company with respect to the remainder of the then-current fiscal year in which the Executive was removed. The Executive shall also be entitled to a pro-rated portion of the Grant Shares, which portion shall be calculated by multiplying (i) 60,000 and (ii) the fraction obtained by dividing the total amount of the Executive’s time of employment with the Company (which time of employment shall be calculated as if the Executive was fully employed with the Company from the Effective Date until the end of the remainder of the then-current fiscal year in which the Executive was removed) by the intended term of this Agreement as set forth in Section 8(a) above, provided that the Executive had been successfully meeting the requirements for award of the Grant Shares pursuant to the terms of this Agreement up to and including the date of termination.

(d)

The Executive agrees that in the event of the termination of his services with the Company, the Executive will assist the Company with any procedures in connection with such termination, including, without limitation, the transition of services. The Executive agrees that he will return all properties of the Company, including laptops, mobile phone, personal digital assistant (PDA), or other data device provided by the Company, as well as all Company information whether original copies or duplicates in or on whatever media, in his control, custody or possession to the Company immediately upon termination of his services or upon request by the Company at any time.

9.

Non-Competition. In consideration of the Base Salary, the Bonus, the Grant Shares and other compensation to be paid to the Executive by the Company as set forth in this Agreement, the Executive agrees that during the term of this Agreement and for a period of three (3) years after the termination or expiration hereof, the Executive shall not, without the Company’s prior written consent, directly or indirectly, lend his credit, advice or assistance, or engage in any activity or act in any manner, including but not limited to, as an individual, owner, sole proprietor, founder, associate, promoter, partner, joint venturer, shareholder (other than as a less than one percent (1%) shareholder of a publicly traded corporation), officer, director, trustee, manager, employer, employee, licensor, licensee, principal, agent, salesman, broker, representative, consultant, advisor, investor or otherwise, for the purpose of establishing, operating or managing any business or entity that is engaged in activities competitive with the business that the Company has conducted or proposed to conduct during the Executive’s service term in any geographic area in which the Company has conducted or proposed to conduct that business.

10.	Non-Solicitation.

(a)

In consideration of the Base Salary, the Bonus, the Grant Shares and other compensation to be paid to the Executive by the Company as set forth in this Agreement, the Executive agrees that during the term of this Agreement and for a period of three (3) years after the termination or expiration hereof, the Executive shall not, whether for his own account or for the account of any other Person (as hereinafter defined), directly or indirectly interfere with the Company’s relationship with or endeavor to divert or entice away from the Company any Person who or which at any time during the Executive’s service term is or was an agent, officer, employee, customer, distributor or consultant of the Company.

(b)	As used in this Agreement, the term “Person” means any individual, corporation joint venture, general or limited partnership, association or other entity.

11.	Confidentiality.

(a)

The Executive understands and agrees that the business of the Company is unique and specialized and that, in connection with his service with the Company, he will receive or have access to Confidential Information (as hereinafter defined). In consideration of the Base Salary, the Bonus, the Grant Shares and other compensation to be paid to the Executive by the Company as set forth in this Agreement, the Executive agrees that at all times from and after the Effective Date, he shall keep secret all such Confidential Information and will not, except as required by law, directly or indirectly, or individually or collectively, “Use” (as hereinafter defined) or “Disclose” (as hereinafter defined) the same to any Person without first obtaining the written consent of the Company. At any time the Company may so request, the Executive shall turn over to the Company all books, notes, memoranda, manuals, notebooks, tables, drawings, calculations, records and other documents made, compiled by or delivered to him containing or concerning any Confidential Information, including copies thereof, in his possession, it being agreed that the same and all information contained therein are at all times the exclusive property of the Company.

(b)

As used in this Section, the term “Confidential Information” means any information or compilation of information not generally known to the public or the industry relating to procedures, techniques, methods, concepts, ideas, affairs, products, processes and services related to the Company’s business, including but not limited to, information relating to marketing, merchandising, selling, research, development, purchasing, costs, customers, plans, pricing, billing, needs of customers and services used by customers of the Company. Confidential Information for purposes of this Agreement shall also include all lists of customers, addresses, prospects, sales calls, products, services, prices and the like as well as any specification, formulas, plans, drawings, accounts or sales records, sales brochures, books, code books, records, manuals, trade secrets, knowledge, know-how, pricing strategies, operating costs, sales margins, methods of operation and the like. All information disclosed to the Executive during the term of his service with the Company which he has a reasonable basis to believe to be Confidential Information, which was previously or currently is treated by the Company as Confidential Information, shall be presumed to be Confidential Information.

(c)

As used in this Section, the term “Disclose” means to reveal, deliver, divulge, disclose, publish, copy, communicate, show or otherwise make known or available to any other Person, or in any way to copy, any of the Confidential Information.

	(d)	As used in this Section, the term “Use” means to appropriate any of Confidential Information for the benefit of any Person other than the Company.

(e)

In addition, the Executive acknowledges and agrees to comply with the Company’s policy on the use of e-mail, fax, intranet and the Internet and the use of computer software as amended from time to time and accept that the Company will monitor his work practices and the use of office network as and when appropriate.

12.	Intellectual Property Rights.

(a)

To the maximum extent allowed by law, all Intellectual Property (as hereinafter defined) created or developed by the Executive (whether alone or jointly with others) in the course of his services or outside the course of his duties but relating to the business of the Company shall belong to the Company absolutely. In consideration of the Base Salary, the Bonus, the Grant Shares and other compensation to be paid to the Executive by the Company as set forth in this Agreement, the Executive hereby assigns to the Company all his right, title and interest in such Intellectual Property (whether now existing or brought into being in the future) to the maximum extent allowed by law, undertakes to do everything necessary to vest all right, title and interest in such Intellectual Property in the Company or its nominee, and irrevocably and unconditionally waive any moral rights or similar rights that he may have, so far as permitted by law, in exchange for reasonable compensation to be paid by the Company in accordance with the Company’s relevant rules and regulations (if any) or the applicable laws of Korea.

(b)

As used in this Section, the term “Intellectual Property” means trademarks, service marks, trade names, domain names, logos, get-up, patents, inventions, registered and unregistered design rights, copyright works, database rights and all other similar rights and works in any part of the world (including know-how), including where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations.

13.

Reasonableness of Covenants. The Executive acknowledges and agrees that the terms and conditions, geographic scope and period of duration of the restrictive covenants contained in Sections 9, 10, 11 and 12 above are both fair and reasonable and that the interests sought to be protected by the Company are legitimate business interests entitled to be protected.

14.

Breach of this Agreement. If the Executive commits a breach or threatens to commit a breach of any of the provisions of Section 9, 10, 11 or 12 of this Agreement, the Company shall have the right and remedy to have those provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by the Executive that the rights and privileges of the Company granted in Section 9, 10, 11 or 12 are of a special, unique and extraordinary character and any such breach or threatened breach will cause great and irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

15.

Tax Returns. Filing annual income tax returns with the relevant tax authorities is the responsibility of the Executive. The Company shall have the right to deduct and withhold from the compensation payable to the Executive hereunder any amounts required to be deducted and withheld under the provisions of any applicable laws.

16.

Entire Agreement. This Agreement contains the entire agreement between the parties relating to the subject matter hereof. No modification, alteration or amendment of this Agreement and no waiver of any provision hereof may be made unless such modification, alteration, amendment, or waiver is set forth in writing signed by the parties hereto.

17.

Governing Law and Severability. This Agreement shall be construed in accordance with and governed by the laws of Korea. With respect to the disputes arising from this Agreement, the Seoul Central District Court shall have the exclusive jurisdiction. If any provision of this Agreement shall be held by the court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect, legal and enforceable, as if the above illegal, invalid or unenforceable provision had never existed herein.

18.

Assignment. Neither party shall assign this Agreement or any of its rights hereunder without the prior written consent of the other party, provided that the Company may assign this Agreement to any of its affiliates.

19.

Prevailing Language. This Agreement may be executed in two counterparts in the English language, each of which shall be deemed an original but which, taken together, shall constitute one and the same instrument. Should any conflict arise between the English language version of this Agreement and any translation hereof, the English language version shall be controlling.

20.	Survival. Sections 8, 9, 10, 11, 17, and 20 shall survive any termination of this Agreement or the end of its term.

21.

Non-Employee. The Executive acknowledges that he is not an employee of the Company under the applicable laws and regulations of Korea and, as such, shall not be entitled to any benefits given to employees under such laws and regulations (except with respect to those benefits which the Executive had previously been regularly receiving from the Company prior to the Effective Date), unless such is specifically provided for under the terms and conditions of this Agreement.

22.

Indemnification. The parties hereto hereby each agree to indemnify and save harmless the other party hereto and including, where applicable, their respective subsidiaries and affiliates and each of their respective directors, officers, employees, consultants, associates, counsel and agents (each such party being an “Indemnified Party”) harmless from and against any and all losses, claims, actions, suits, proceedings, damages, liabilities or expenses of whatever nature or kind and including, without limitation, any investigation expenses incurred by any Indemnified Party, (collectively “Loss”) to which an Indemnified Party may become subject as a result of any breach of, or failure by, the other party to perform any of its covenants, agreements or other obligations contained in this Agreement so long as the Loss is not caused by the willful misconduct or gross negligence of the Indemnified Party.

23.

Access to Email. Any email account issued to the Executive by the Company is deemed the exclusive property of the Company and is to be used by the Executive solely for the purpose of performing the General Services under this Agreement. Furthermore, by accepting the terms of this Agreement, the Executive agrees and consents to the Company accessing the issued email account and disclosing any information obtained therein to any third party whenever the Company finds it necessary to protect its interests in connection with: (i) preventing acts of libel through email; (ii) protecting Confidential Information and other business secrets; (iii) preventing infringement of intellectual property rights; (iv) preventing the illegal use of emails; (v) the use of emails as evidence in legal proceedings; and (vi) any other reason that the Company deems necessary to protect its interests.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto and/or their duly authorized representatives have executed this Agreement as of the Effective Date.

COMPANY:

KSNET, INC.

By:   /s/ Herman Gideon Kotzé
         Name: Herman Gideon Kotzé

EXECUTIVE:

/s/ Phil-Hyun Oh
PHIL-HYUN OH
Address:    XXX

Personal Identification No:

Exhibit 1

Bonus Calculation for Fiscal Year Ending on December 31, 2010

With respect to the Executive’s annual bonus for the 2010 fiscal year ending on December 31, 2010, Net 1 shall use its reasonable best efforts to reach agreement with H&Q NPS Van Investment, Ltd. and Payment Services Asia LLC (collectively, the “Sellers”) in the post closing adjustment process under that certain Share Purchase Agreement dated as of September 14, 2010, by and among Sellers and Net 1 (the “SPA”) to have up to KRW 180 million accrued for the Executive’s bonus for the period up to the Closing Date in the Closing Date Balance Sheet or the Final Closing Date Balance Sheet (as such terms are defined in the SPA), as applicable, and pay to the Executive as a bonus for the fiscal year ending on December 31, 2010 an amount equal to the sum of (i) the amount actually accrued for the Executive’s annual bonus in the Closing Date Balance Sheet or the Final Closing Date Balance, as applicable, and (ii) the amount that Net 1 reasonably extrapolates would have accrued with respect to the period commencing after the Closing Date and ending on December 31, 2010, based on the numbers and methodologies used to calculate the amount set forth in subparagraph (i) above.

Exhibit 2

Net 1 UEPS Technologies. Inc. Restricted Stock Agreement for Non-U.S. Employees and the Amended and Restated 2004 Stock Incentive Plan of Net 1 UEPS Technologies. Inc.

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS THAT KSNET, Inc., a corporation organized and existing under the laws of Korea (the “Company”) with its registered offices at 3rd Floor, Cheil Bldg., 168-26 Samsung-Dong, Gangnam-Gu, Seoul, Korea, hereby appoints Net 1 UEPS Technologies, Inc., a company incorporated in Florida with its registered offices at President Place, 4th Floor, Cnr. Jan Smuts Ave & Bolton Rd, Rosebank, Gauteng, South Africa acting, as its true and lawful attorney-at-law, empowered and fully authorized to undertake or perform on behalf of and in the name of the Company any and all acts to enter into employment agreement (the “Employment Agreement”) with Phil-Hyun Oh, a natural person at XXX, whose resident registration number is xxxxxx-xxxxxxx (the “Executive”). The powers given to the attorney-at-law include, but are not limited to, the following:

1.	To represent the Company or otherwise to act on its behalf with respect to the Employment Agreement with the Executive;

2.	To prepare, and execute any and all documents related to the Employment Agreement with the Executive; and

3.	To do any other acts as may be appropriate or necessary in connection with any of the above.

IN WITNESS WHEREOF, the Company has executed this power of attorney in its corporate name by its duly authorized officer whose name and title are indicated below his signature this ___ day of ________2010.

By:	/s/ Phil-Hyun Oh

Name: Phil-Hyun Oh

Title: Representative Director

NET 1 UEPS TECHNOLOGIES, INC.
RESTRICTED STOCK AGREEMENT
FOR NON-U.S. EMPLOYEES

          Net 1 UEPS Technologies, Inc. (the “Company”) has granted to the Employee named below (“you” or “your”), effective as of the Grant Date specified below, restricted shares (each, an “Award Share” and collectively, the “Award Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”) upon the terms and conditions set forth in this Restricted Stock Agreement (the “Agreement”) and the Amended and Restated 2004 Stock Incentive Plan of Net 1 UEPS Technologies, Inc. (the “Plan”), the provisions of which are incorporated into this Agreement. Except as otherwise provided in Section 7 of this Agreement with respect to applicable tax and social insurance withholding, you are not required to pay any amount to the Company for the receipt of these Award Shares. By signing this Agreement, you: (a) acknowledge that you have read this Agreement; (b) accept the Award Shares subject to all of the terms and conditions of this Agreement; and (c) agree to accept as binding, conclusive, and final all decisions or interpretations of the Company upon any questions arising under this Agreement. For purposes of this Agreement, actions and determinations to be made by the Company may be made by the Board of Directors of the Company or by such committee or delegate as may be appointed by the Board of Directors from time to time.

Name of Employee:	Phil-Hyun Oh

Grant Date:	September 17, 2010

Number of Award Shares:	60,000

1.      DEFINITIONS AND CONSTRUCTION.

          Unless otherwise defined in this Agreement, capitalized terms have the meanings ascribed to them in the Plan. The captions and titles contained in this Agreement are for convenience only and do not affect the meaning or interpretation of any provision of this Agreement.

2.      VESTING: TERMINATION OF EMPLOYMENT OR SERVICE.

                         (a)      All of the Award Shares are nonvested and forfeitable as of the Grant Date. For clarity, as used in this Agreement, the term “vest” means the lapse of restrictions on the Award Shares in accordance with the terms of this Agreement.

                        (b)      The Award Shares shall become vested and nonforfeitable, if at all, in accordance with the rules set forth below, provided that your employment or other service with the Company or its affiliate (such employment or other service with the Company or its affiliate referred to hereafter as “Service”) is continuous from the Grant Date through the applicable vesting date and the conditions for vesting have been satisfied. No Award Shares shall vest or become nonforfeitable after the date your Service terminates for any reason. If your Service with the Company ceases for any reason, all Award Shares that are not then vested and nonforfeitable will be immediately forfeited by you and transferred to the Company upon such cessation for no consideration.

                         (c)      Vesting of the Award Shares is conditioned upon your continuous Service through the applicable vesting date. [Insert any applicable performance criteria]

3.      RESTRICTIONS ON TRANSFER.

                         (a)      Until an Award Share becomes vested and nonforfeitable, it may not be sold, assigned, transferred, pledged, hypothecated, exchanged, or disposed of in any way (whether by operation of law or otherwise), except by will or the laws of descent and distribution and shall not be subject to execution, attachment, anticipation, alienation, encumbrance, garnishment by your creditors or beneficiaries, or similar process.

                         (b)      Any attempt to dispose of any such Award Shares in contravention of the restrictions set forth in Section 3(a) shall be null and void and without effect. The Company shall not be required to (i) transfer on its books any Award Shares that have been sold or transferred in contravention of this Agreement or (ii) treat as the owner of Award Shares, or otherwise accord voting, dividend, or liquidation rights to, any transferee to whom Award Shares have been transferred in contravention of this Agreement.

4.      COMPANY-ASSISTED SALES OF SHARES; GRANT OF POWER OF ATTORNEY FOR SALE OF SHARES.

          You acknowledge that you have been advised that it may be impracticable for you on your own to sell, or to arrange for a sale through a broker or otherwise, vested Award Shares. Therefore, the Company expects to assist you in this regard by facilitating the sale of vested Award Shares, with the method and timing of such sales to be determined by the Executive Committee of the Company, although the Company has no obligation to do so. However, in the event that the Company does attempt to facilitate any such sale of vested Award Shares, the Company does not represent to you that such sale will be completed, or if it is completed, that vested Award Shares will be sold at any particular price or require any particular level of brokerage commissions. You hereby irrevocably constitute and appoint Dr. Serge C.P. Belamant and Mr. Herman Gideon Kotze, each with full power and authority to act together or alone in any matter hereunder and with full power of substitution, your true and lawful attorneys-in-fact (individually an “Attorney,” and collectively, the “Attorneys”), with full power and authority in your name, for and on your behalf, with respect to all matters arising in connection with the sale of vested Award Shares, including, but not limited to, the power and authority on your behalf to take any and all of the following actions: (i) to sell such vested Award Shares through a broker, including a transaction in which the broker will act as a principal, at a purchase price per share as determined by negotiation between the Company, the Attorneys, and the broker and to complete, execute, and deliver a stock power in relation to the sale of vested Award Shares; (ii) on your behalf, to make representations and warranties and enter into appropriate agreements to effect the sale of such vested Award Shares; (iv) to instruct the Company’s transfer agent as the Attorneys shall determine on all matters pertaining to the delivery and custody of certificates for such vested Award Shares; (v) to incur or authorize the incurrence of any necessary or appropriate expense in connection with the sale of such vested Award Shares; (vi) if necessary, to endorse (in blank or otherwise) on your behalf the certificate(s) representing such vested Award Shares and a stock power or powers attached to such certificate(s); and (vii) to sign such other certificates, documents, and agreements and take any and all other actions as the Attorneys may deem necessary or desirable in connection with the consummation of the transactions contemplated by the power of attorney granted under this Section 4. Each Attorney may act alone in exercising the rights and powers conferred on the Attorneys. Each Attorney is hereby empowered to determine in his sole discretion the time or times when, the purpose for and the manner in which any power herein conferred upon him shall be exercised, and the conditions, provisions, or covenants of any instrument or document which may be executed by him pursuant hereto. The power of attorney granted under this Section 4 is an agency coupled with an interest and all authority conferred hereby shall be irrevocable, and shall not be terminated by any act of yours or by operation of law, whether by your death, disability, or incapacity or by the occurrence of any other event or events. It is understood that the Attorneys assume no responsibility or liability for any aspect of offering or selling any vested Award Shares and shall not be liable for any error of judgment or for any act done or omitted or for any mistake of fact or law except for the Attorneys’ own gross negligence, willful misconduct, or bad faith. It is understood that the Attorneys, in acting pursuant to this power of attorney, are not acting in a fiduciary capacity on your behalf and are not required to, nor will they necessarily, obtain the best available price or the lowest possible fee or commission when negotiating or otherwise facilitating any sale of Award Shares pursuant to this power of attorney. The power of attorney granted under this Section 4 shall be binding upon you and your heirs, legal representatives, distributees, successors, and assigns.

5.      CERTIFICATE REGISTRATION.

          Physical possession or custody of such stock certificates shall be retained by the Company until such time as the Award Shares are transferable without restriction and, thereafter, the Company shall either issue and deliver to you one or more certificates in your name for the applicable number of vested Award Shares or provide for uncertificated, book entry issuance of those Award Shares. Upon the request of the Company, you shall deliver to the Company a stock power, endorsed in blank, with respect to any Award Shares that have been forfeited pursuant to this Agreement. All regular cash dividends on the Award Shares held by the Company will be paid directly to you on the dividend payment date.

6.      LEGENDS.

          Until the Award Shares become vested and nonforfeitable, the Company may at any time place legends referencing any restrictions on transfer and any applicable U.S. federal, state, or foreign securities law restrictions on all certificates representing Award Shares subject to the provisions of this Agreement. You shall, at the request of the Company, promptly present to the Company any and all certificates representing Award Shares in your possession in order to carry out the provisions of this Section 6.

7.      TAX AND/OR SOCIAL INSURANCE WITHHOLDING.

          7.1      Generally. At the time any withholding is required by applicable law, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for any sums required to satisfy the federal, state, local, and foreign tax and social insurance withholding obligations of the Company or its affiliate, if any, which arise in connection with the grant or vesting of the Award Shares. The Company shall have no obligation to deliver shares of Common Stock or issue any Common Stock certificate until you have satisfied the tax and social insurance withholding obligations of the Company or its affiliate. The Company may, in its sole discretion, permit you to satisfy, in whole or in part, any tax and social insurance withholding obligation which may arise in connection with the grant or vesting of Award Shares either by electing to have the Company withhold the issuance or delivery of shares of Common Stock due to you, or by electing to deliver to the Company already-owned Award Shares, in either case having a Fair Market Value (as defined below) equal to the amount necessary to satisfy the statutory minimum withholding amount due. For purposes of this Agreement, (i) if the shares of Common Stock are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and listed for trading on a national exchange or market, “Fair Market Value” means, as applicable, (a) the closing price on the relevant date, the average of the high and low sale price on the relevant date, or the average of the closing price over a period of up to 30 consecutive days immediately prior to or including the relevant date, as determined in the Company’s discretion, as quoted on the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market, or the NASDAQ Global Market; (b) the last sale price on the relevant date or the average of the last sale price over a period of up to 30 consecutive days immediately prior to or including the relevant date, as determined in the Committee’s discretion, as quoted on the NASDAQ Capital Market; (c) the average of the high bid and low asked prices on the relevant date quoted on the NASDAQ OTC Bulletin Board Service or by the National Quotation Bureau, Inc. or a comparable service as determined in the Company’s discretion; or (d) if the shares of Common Stock are not quoted by any of the above, the average of the closing bid and asked prices on the relevant date furnished by a professional market maker for the shares, or by such other source, selected by the Company; provided, however, that if an average of prices over a period of days is not applicable and no public trading of the shares occurs on the relevant date but the shares are so listed, then Fair Market Value shall be determined as of the earliest preceding date on which trading of the shares does occur; and (ii) if the shares of Common Stock on the relevant date are not listed for trading on a national exchange or market, then Fair Market Value shall be the value established by the Company in good faith.

          7.2      Section 83(b) Election. If you are a United States taxpayer, you hereby acknowledge that you have been advised by the Company to seek independent tax advice from your own advisors regarding the availability and advisability of making an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, and that any such election, if made, must be made within 30 days of the Grant Date. You expressly acknowledge that you are solely responsible for filing any such Section 83(b) election with the appropriate governmental authorities, irrespective of the fact that such election is also delivered to the Company. You may not rely on the Company or any of its officers, directors, or employees for tax or legal advice regarding this award. You acknowledge that you have sought tax and legal advice from your own advisors regarding this award or have voluntarily and knowingly foregone such consultation.

8.      ADJUSTMENTS FOR CORPORATE TRANSACTIONS AND OTHER EVENTS.

          8.1      Stock Dividend, Stock Split, and Reverse Stock Split. Upon a stock dividend of, or stock split or reverse stock split affecting, the Common Stock, the number of Award Shares and the number of such Award Shares that are nonvested and forfeitable shall, without further action of the Board of Directors of the Company, be adjusted to reflect such event. The Company shall make appropriate adjustments, in its discretion, to address the treatment of fractional shares with respect to the Award Shares as a result of the stock dividend, stock split, or reverse stock split; provided, however, that such adjustments do not result in the issuance of fractional Award Shares. Adjustments under this Section 8.1 will be made by the Company, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding, and conclusive.

          8.2      Binding Nature of Agreement. The terms and conditions of this Agreement shall apply with equal force to any additional and/or substitute securities received by you in exchange for, or by virtue of your ownership of, the Award Shares, to the same extent as the Award Shares with respect to which such additional and/or substitute securities are distributed, whether as a result of any spin-off, stock split-up, stock dividend, stock distribution, other reclassification of the Common Stock of the Company, or similar event, except as otherwise determined by the Company. If the Award Shares are converted into or exchanged for, or stockholders of the Company receive by reason of any distribution in total or partial liquidation or pursuant to any merger of the Company or acquisition of its assets, securities of another entity, or other property (including cash), then the rights of the Company under this Agreement shall inure to the benefit of the Company’s successor, and this Agreement shall apply to the securities or other property (including cash) received upon such conversion, exchange, or distribution in the same manner and to the same extent as the Award Shares.

9.      RIGHTS AS A STOCKHOLDER, DIRECTOR, EMPLOYEE, OR CONSULTANT.

          9.1      Rights as a Stockholder. Except as otherwise provided in this Agreement with respect to restrictions on transfer of any nonvested and forfeitable Award Shares, you are entitled to all rights of a stockholder of the Company, including the right to vote the Award Shares and receive dividends and/or other distributions declared on the Award Shares.

          9.2      Director, Employee, or Consultant Status. You understand and acknowledge that, except as otherwise provided in a separate, written employment agreement between you and the Company or an affiliate, your employment is “at will” and is for no specified term. Nothing in this Agreement or the Plan shall confer upon you any right to continue in the Service of the Company or an affiliate or interfere in any way with any right of the Company or an affiliate to terminate your Service as a director, an employee, or consultant, as the case may be, at any time.

10.      MISCELLANEOUS PROVISIONS.

          10.1      Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

          10.2      Binding Effect; Parties; Entire Agreement. Subject to the restrictions on transfer set forth herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors, and assigns. This Agreement is between you and the Company. This Agreement shall constitute the entire understanding and agreement between you and the Company with respect to the subject matter contained in this Agreement and supersedes any prior agreements, understandings, restrictions, representations, or warranties among you and the Company with respect to such subject matter.

         10.3      Amendment. This Agreement may be amended from time to time by the Company in its discretion; provided, however, that this Agreement may not be modified in a manner mat would have a materially adverse effect on the Award Shares as determined in the discretion of the Company, except as provided in the Plan or in a written document signed by each of the parties hereto.

          10.4      Delivery of Documents and Notices. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, upon electronic delivery at the e-mail address, if any, provided for you by the Company, or, upon deposit with an internationally recognized overnight courier service with postage and fees prepaid, addressed to the other party at the address of such party set forth in this Agreement or at such other address as such party may designate in writing from time to time to the other party.

                         (a)      Description of Electronic Delivery. This Agreement, the Plan, and any reports of the Company provided generally to the Company’s stockholders may be delivered to you electronically. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering this Agreement, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.

                         (b)      Consent to Electronic Delivery. You consent to the electronic delivery of this Agreement and any reports of the Company provided generally to the Company’s stockholders. You acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company by telephone or in writing. You further acknowledge that you will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, you understand that you must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. You may revoke your consent to the electronic delivery of documents or may change the electronic mail address to which such documents are to be delivered (if you have provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service, or electronic mail. Finally, you understand that you are not required to consent to electronic delivery of documents.

          10.5      Applicable Law. This Agreement shall be governed by the laws of the State of Florida as such laws are applied to agreements between Florida residents entered into and to be performed entirely within the State of Florida.

          10.6      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          10.7      No Future Entitlement. By execution of this Agreement, you acknowledge and agree that: (i) the grant of Award Shares is a one-time benefit which does not create any contractual or other right to receive future grants of Award Shares, or compensation in lieu of Award Shares; (ii) all determinations with respect to any such future grants, including, but not limited to, the times when Award Shares shall be granted and the maximum number of Award Shares granted, will be at the sole discretion of the Company; (iii) the value of the Award Shares is outside the scope of the your employment contract; (iv) the value of the Award Shares is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or similar payments; (v) the vesting of the Award Shares ceases upon termination of Service with the Company or transfer of employment from the Company, or other cessation of eligibility for any reason, except as may otherwise be explicitly provided in this Agreement; and (vi) no claim or entitlement to compensation or damages arises if the Award Shares do not increase in value and you irrevocably release the Company from any such claim that does arise. Neither this Agreement nor any provision hereunder shall be construed so as to grant you any right to remain in the Service of the Company.

          10.8      Personal Data. For the exclusive purpose of implementing, administering, and managing the Award Shares, you, by execution of this Agreement, consent to the collection, receipt, use, retention, and transfer, in electronic or other form, of your personal data by and among the Company and its third party vendors. You understand that personal data (including but not limited to, name, home address, telephone number, employee number, employment status, social security number, tax identification number, job, and payroll location, data for tax withholding purposes, and Award Shares granted, forfeited, vested, and unvested) may be transferred to third parties assisting in the implementation, administration, and management of the Award Shares and you expressly authorize such transfer as well as the retention, use, and the subsequent transfer of the data by the recipient(s). You understand that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that data will be held only as long as is necessary to implement, administer, and manage the Award Shares. You understand that you may, at any time, request a list with the names and addresses of any potential recipients of the personal data, view data, request additional information about the storage and processing of data, require any necessary amendments to data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s legal department representative. You understand, however, that refusing or withdrawing your consent may affect your ability to accept an Award Share.

          10.9      The Company’s Rights. The existence of the Award Shares shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

          10.10      Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern. A copy of the Plan is available upon request to the Company.

NET 1 UEPS TECHNOLOGIES, INC.		EMPLOYEE

By:	Herman Gideon Kotzé
Signature
Its:	Chief Financial Officer
Date
Address: President Place
	4th Floor	Address
Johannesburg 2196
South Africa

{This Stock Power should be signed in blank and deposited with the Company if share certificates are issued and/or delivered to the Grantee for Award Shares that are nonvested and forfeitable.}

STOCK POWER

          FOR VALUE RECEIVED, the undersigned, _____________________, hereby sells, assigns and transfers unto Net 1 UEPS Technologies, Inc., a Florida corporation (the “Company”), or its successor, ________ shares of common stock, par value $0.001 per share, of the Company standing in my name on the books of the Company, represented by Certificate No. ________, or an appropriate book entry notation, and hereby irrevocably constitutes and appoints ______________________ as my attorney-in-fact to transfer the said stock on the books of the Company with full power of substitution in the premises.

WITNESS:

Dated: _______________________________________________________